Exhibit 10.2

OMEGA HEALTHCARE INVESTORS, INC.

DEFERRED CASH COMPENSATION PLAN

TABLE OF CONTENTS

1.	BACKGROUND AND INTERPRETATION	1

2.	ELIGIBILITY	1

3.	DEFERRAL ELECTIONS	1

4.	TIMING OF ELECTIONS	1

5.	TERMS AND CONDITIONS OF DEFERRALS	4

6.	ACCOUNTS	5

7.	UNFUNDED PLAN	6

8.	ADMINISTRATION	6

9.	CLAIMS PROCEDURES	6

10	Participation Voluntary	8

11.	AMENDMENT AND TERMINATION	8

12.	GOVERNING LAW	8

13.	DEFINITIONS	8

OMEGA HEALTHCARE INVESTORS, INC.

DEFERRED CASH COMPENSATION PLAN

1.	BACKGROUND AND INTERPRETATION

(a)       Background and ERISA. For purposes of ERISA, the Plan shall be deemed to constitute two separate plans, one of which applies to Directors and is wholly exempt from ERISA, and one of which applies to the employees of a Plan Sponsor and is an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(b)       Section 409A. The Plan is intended to comply with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Therefore, all provisions of the Plan and any deferral agreements under or subject to the Plan shall be interpreted consistently with this intent. To that end, all provisions of the Plan and the deferral agreements shall be subject to the requirements of Section 409A, and to the extent permissible under Section 409A, any provisions that are inconsistent with such requirements shall be deemed to be excised and inoperable. While the Company intends to maintain and operate the Plan and the deferral agreements in compliance with Section 409A, no assurances are made to Participants that the Plan and the deferral agreements will be maintained and operated in compliance with Section 409A. Participants will be liable for their own taxes, including any taxes resulting from a failure of the Plan or deferral agreements to be maintained or operated in compliance with Section 409A.

2.	ELIGIBILITY

(a)          Employees. Employees of the Company or any Affiliate of the Company that has adopted the Plan with the consent of the Committee or the Board who satisfy the requirements of eligibility, consistent with Section 1(a), established in resolutions of the Committee or the Board shall be eligible to participate in the Plan.

(b)          Directors. Directors of the Company who are not employees of the Company or an Affiliate who satisfy requirements of eligibility established by the Board shall be eligible to participate in the Plan, once the Board has in resolutions approved participation by Directors.

3.	DEFERRAL ELECTIONS

(a)          Employees. Each Participant who is an employee of a Plan Sponsor may elect, in the manner prescribed herein, to defer receipt of base salary and Bonuses payable by a Plan Sponsor. In general, the Plan Administrator may permit each Participant to elect to defer salary only or Bonus only or both salary and Bonus.

(b)          Directors. Each Participant who is a Director may elect, in the manner prescribed herein, to defer receipt of Director’s Cash Fees.

(c)          Limit. A limit on annual deferrals may be established by the Plan Administrator from time to time.

4.	TIMING OF ELECTIONS

(a)           Initial Employee Elections in 2018. On or before the Effective Date, each Participant who is an employee of a Plan Sponsor will be permitted to make a deferral election only for any Performance-Based Bonus for 2018 performance that is payable in 2019. When permitted in 2018 by the Plan Administrator, each Participant who is an employee of a Plan Sponsor will be permitted to make a deferral election for 2019 salary, and if desired, Bonuses for 2019 performance.

(b)          Initial Employee Eligibility after the Effective Date. Each Participant who is an employee of a Plan Sponsor and first becomes eligible to participate in the Plan (and any other plan that is aggregated with the Plan pursuant to Treas Regs. Section 1.409A-1(b)(2)) after the Effective Date may elect, within thirty (30) days after the date the Participant first becomes eligible to participate in the Plan, to defer receipt of any base salary for the current year for services beginning thirty (30) days after the date of becoming eligible.

(c)          Initial Director Eligibility after the Effective Date. Each Participant who is a Director and first becomes eligible to participate in the Plan (and any other plan that is aggregated with the Plan pursuant to Treas. Regs. Section 1.409A-1(b)(2)) after the Effective Date may elect, on or before the date the Participant first becomes eligible to participate in the Plan, to defer receipt of any Director’s Cash Fees for the current year for services beginning after becoming eligible.

(d)          Initial Deferral Election with respect to Forfeitable Rights. Each Participant may elect to defer receipt of any Bonus, the terms of which require the Participant to continue to provide services to the Company for at least twelve (12) months from the date of grant to avoid forfeiture, if the election is made within thirty (30) days of the date of grant. For purposes of this Subsection, a Bonus will not be treated as failing to require the Participant to perform services for at least twelve (12) months from the date of grant merely because the risk of forfeiture lapses upon the Participant’s death or Disability, or a Change in Control, provided that if the Participant’s death or Disability or a Change in Control occurs and the risk of forfeiture lapses within such twelve (12) month period, the deferral election will be given effect only if it is permitted under this Section without regard to this Subsection.

(e)          Initial Deferral Election with respect to Performance-Based Bonus. Each Participant may elect to defer receipt of any Performance-Based Bonus within six (6) months before the end of the applicable performance period, provided that the Participant continuously performs services for the Company or an Affiliate from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Subsection, provided that no such election may be made after the compensation underlying the Performance-Based Bonus has become readily ascertainable.

(f)           Initial Deferral Election with respect to Short-Term Deferrals. Each Participant may elect to defer receipt of any Bonus that, absent the deferral election, would be treated as a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1, in accordance with the requirements of Section 5(c) below, applied as if the Bonus were a deferral of compensation and the scheduled payment date were the date the risk of forfeiture lapses; provided, however, that such election may require payment upon a Change in Control without regard to the five-year additional deferral requirement in Section 5(c).

(g)          General Rule. Except as otherwise provided in this Section, each Participant may elect to defer receipt of any salary, Bonus or Director’s Cash Fees that represent compensation for services for a calendar year only if the election is made not later than the last day of the immediately preceding calendar year.

(h)          No Standing Election. Notwithstanding any other provision hereof, unless otherwise provided by the Plan Administrator in an Agreement, any deferral election made in a given year will apply only to compensation for the year to which the Agreement relates and not to compensation for any future years beyond that year.

(i)           Subsequent Changes in Deferral Elections. Once a Participant makes a deferral election, the Participant may change the Participant’s deferral election at any time before the last permissible date for making a deferral election as set forth above in this Section.

(j)           Other Restrictions. The Plan Administrator may provide other restrictions on the timing or revocation of deferral elections, and all such elections will be limited as the Plan Administrator may provide in the applicable Agreement.

5.	TERMS AND CONDITIONS OF DEFERRALS

(a)          Terms of Deferrals. The Plan Administrator shall have the sole authority and discretion in determining the terms and conditions, subject to the terms of the Plan, that shall be reflected in the applicable Agreement.

(b)          Manner of Deferral Election and Timing of Payment. A Participant may elect to defer receipt of salary, Bonuses or Director’s Cash Fees by entering into an Agreement provided by the Company for this purpose, which shall contain such terms and conditions as may be established by the Plan Administrator. If a Participant makes a deferral election, payment of the related salary, Bonus or Director’s Cash Fees (as adjusted for earnings or losses pursuant to Section 6) shall be delayed until the date or event specified in the Agreement at the date the Participant’s deferral election in Section 3 is made. Except as otherwise provided in an Agreement, compensation that is deferred shall be paid only upon an event or date set forth below:

(i)        a specified date;

(ii)       the date of the Participant’s Separation from Service if the Participant is not a Specified Employee;

(iii)      six (6) months after the date of the Participant’s Separation from Service if the Participant is a Specified Employee;

(iv)       the date of the Participant’s death;

(v)        the date the Participant becomes subject to a Disability;

(vi)       the date of a Change in Control; or

(vii)      the date the Participant is subject to an Unforeseeable Emergency;

provided, however, that for administrative convenience, the Plan Administrator may require that the Agreement will not contain Clause (ii) above but instead will contain the six (6) month delay in Clause (iii) above for each Participant who is or was an employee of a Plan Sponsor regardless of whether the Participant is a Specified Employee, and provided further, such further terms, conditions, and restrictions as set forth in the applicable Agreement shall apply.

(c)       Subsequent Changes in Time of Payment. If a Participant is permitted to elect the timing of payment pursuant to Subsection (d), the Participant may change the timing of payment of the deferred compensation at any time before the last permissible date for making a deferral election as to such compensation as set forth in Section 3, or if after such last permissible date, only in accordance with the following rules:

(i)        the election shall not take effect until at least twelve (12) months after the date on which the election is made;

(ii)       in the case of an election related to a payment that is not on account of the Participant’s Disability or death, or the occurrence of an Unforeseeable Emergency, the payment with respect to which the election is made must be deferred for a period of at least five (5) years from the date that such payment would have been made; and

(iii)       any election related to a payment to be paid at a specified time or pursuant to a fixed schedule must be made at least twelve (12) months before the date the payment was previously scheduled to be paid.

(d)          Non-Transferability. The rights and interests of a Participant in respect of the deferred compensation shall not be transferable or assignable other than by will or the laws of succession to the legal representative of the Participant; provided, however, that the Plan Administrator may allow a Participant to designate a person to receive the benefits payable under the Plan on the Participant’s death or alter or revoke such designation from time to time, subject to the provisions of any applicable law.

6.	ACCOUNTS

(a)          Deferrals. All deferrals of salary, Bonuses and Director’s Cash Fees shall be credited to a Participant’s Account as of the date the compensation would otherwise have been paid to the Participant if the Participant had not made a deferral election. If deferrals of salary, Bonus or Director’s Cash Fees are subject to different Agreements, each of which require payment upon different date(s) or event(s), the Plan Administrator shall maintain a separate Account for each such Agreement. (For example, if a Participant elects in 2018 to defer 2019 salary to 2022 and elects in 2019 to defer 2020 salary to 2025, a separate Account will be maintained for each of the two deferrals.)

(b)          Investment of Accounts. Accounts shall be invested in such Investment Fund(s) as the Participant shall direct the Plan Administrator by notice in the form and manner prescribed by the Plan Administrator, which direction shall be stated in whole number percentages (unless otherwise determined by the Plan Administrator) and may be given effect for amounts credited to the Participant’s Account on or after the Valuation Date coinciding with or next following the Plan Administrator’s processing of the direction pursuant to normal administrative procedures. If no direction is effective for the date an amount is to be credited, all amounts which are then to be credited shall be invested in such Investment Fund(s) to which the Participant last directed amounts to be credited, or, if no direction is outstanding, to such Investment Fund(s) as the Plan Administrator in its absolute discretion determines are likely to best preserve principal.

(c)          Changes to Investment Elections. A Participant may modify or change the Participant’s investment direction at any time and direct that a portion or all of Participant’s Account invested in one or more of the Investment Fund(s) be transferred to another Investment Fund by giving notice to the Plan Administrator in the form and manner prescribed by the Plan Administrator as provided in and subject to the following rules:

(i)       Each direction shall be made in the form and name prescribed by the Plan Administrator, shall state the Investment Fund(s) from which all or a portion of the Participant’s Account shall be transferred and to which the transfer shall be made, shall state the percentage in whole numbers (unless otherwise determined by the Plan Administrator) of the Participant’s interest in the Investment Fund(s) which shall be transferred and such other information as the Plan Administrator shall require; and

(ii)       Directions as to a modification or change in investment or a transfer may be given effect for any Valuation Date coinciding with or next following the Plan Administrator’s processing of the modification pursuant to normal administrative procedures.

(d)       Distributions. Any distributions to a Participant pursuant to the Plan shall be treated as a reduction pro rata from each Investment Fund in which the Participant has an interest, unless otherwise elected by the Participant and permitted by the Plan Administrator.

(e)           Adjustment of Accounts for Earnings and Losses. The Plan Administrator shall adjust each Account as of each Valuation Date for the earnings or losses of the Investment Funds in which the Participant’s Account is invested.

(f)           No Segregated Assets. The provisions of this Section are subject to Section 7.

7.	UNFUNDED PLAN

All allocations to Accounts and the investment of and returns on Accounts shall be used solely for bookkeeping purposes. It is the intent of the Company that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. Participants have the status of general unsecured creditors of the Plan Sponsor and the Plan constitutes a mere promise by the Plan Sponsor to make benefit payments in the future. Each Plan Sponsor’s liability hereunder shall be several and relate solely to the Accounts of Participants which it employs or employed. Each Plan Sponsor’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other person has any right to any specific assets of the Plan Sponsor. No liability or obligation of the Plan Sponsor pursuant to the Plan will be deemed to be secured by any pledge of, or encumbrance on, any property of the Plan Sponsor. The Company may, but is not required to, establish a grantor trust to hold assets attributable to the Accounts. In such event, all payments provided under the Plan shall be paid from such trust and from the general assets of the applicable Plan Sponsor to the extent the trust assets are insufficient; provided, however, that Participants shall have no preferred claim on, or any beneficial ownership interest in, the assets of the trust.

8.	ADMINISTRATION

(a)           Plan Terms. The Plan Administrator shall administer the Plan in accordance with its terms. The Plan Administrator may, subject to the terms of the Plan, delegate duties relating to the administration of the Plan and will determine the scope of such delegation. Any decision made by the Plan Administrator in carrying out its responsibilities with respect to the administration of the Plan will be final and binding on the Participants.

(b)           Plan Interpretation. In addition to the other powers granted to the Plan Administrator under the Plan and subject to the terms of the Plan, the Plan Administrator shall have full and complete authority to interpret the Plan. The Plan Administrator may from time to time prescribe such rules and regulations and make all determinations necessary or desirable for the administration of the Plan. Any such interpretation, rule, determination or other act of the Plan Administrator shall be conclusively binding upon all persons, including the Participants and their legal representatives and beneficiaries. Notwithstanding the foregoing, the Plan Administrator shall not make any determinations as to whether a Participant is subject to a Disability.

(c)           Plan Administrator Liability. The Plan Administrator shall not be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Company will indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was, or acted on behalf of, the Plan Administrator, and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

9.	CLAIMS PROCEDURES FOR EMPLOYEES

This Section applies only to Participants who are employees of a Plan Sponsor, former employees of Plan Sponsor who are Participants as a result of having been employed by a Plan Sponsor, beneficiaries of either of the foregoing categories of Participants, or any other person entitled to file a claim under the Plan pursuant to ERISA, but shall not apply to Participants who are Directors, former Directors who are Participants as a result of having been Directors, or beneficiaries of either of the foregoing categories of Participants.

(a)          Notice of Denial. If a Participant (or other person entitled to file a claim for benefits under ERISA) (a “claimant”) is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(b)          Contents of Notice of Denial. If a claimant is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth, in language calculated to be understood by the claimant:

(i)        the specific reasons for the denial;

(ii)       specific references to the pertinent provisions of the Plan on which the denial is based;

(iii)       a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)      an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)          Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(i)         request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(ii)       request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii)      submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(iv)      a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)          Application for Review. If a claimant wishes a review of the decision denying his claim to benefits under the Plan, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

(e)          Hearing. Upon receiving such written application for review, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

(f)           Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

(g)          Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

(h)          Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(i)        the specific reasons for the decision;

(ii)       specific references to the pertinent provisions of the Plan on which the decision is based;

(iii)      a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)      an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

10.	Participation Voluntary

Participation in the Plan by Participants is voluntary. The issuance of Agreements under the Plan will not be construed as giving a Participant any right to continue in the service of the Company or any of its Affiliates. Participation in the Plan by any Participant will constitute acceptance of the terms and conditions of the Plan by the Participant and as to the Participant’s agreement to be bound thereby.

11.	AMENDMENT AND TERMINATION

The Committee or the Board may from time to time amend, suspend or terminate the Plan in whole or in part. No amendment or termination of the Plan shall take away any rights that the Participant has under the terms of any applicable Agreement.

12.	GOVERNING LAW

The Plan shall be governed by the laws of the State of Maryland, to the extent not preempted by Federal law, without reference to principles of conflicts of laws.

13.	DEFINITIONS

For purposes of the Plan, the terms contained herein have the following meanings.

(a)           “Accounts” means the accounts established and maintained by the Plan Administrator in bookkeeping records reflecting the amount of a Participant’s deferrals and earnings or losses thereon in accordance with Sections 4 through 6.

(b)          “Affiliate” means:

(i)        any Subsidiary or Parent;

(ii)        any entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Committee; or

(iii)       any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Committee.

(c)           “Agreement” means an agreement approved by the Plan Administrator which sets forth the terms and conditions of the Participant’s deferral.

(d)          “Board” means the board of directors of the Company.

(e)          “Bonus” means any payment of cash compensation by a Plan Sponsor that is not paid on a periodic basis

(f)           “Change in Control” means a “change in the ownership of the corporation, a change in the effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation,” in each case within the meaning of Treas. Regs. Section 1.409A-3; provided that the term “corporation” in this definition shall refer to the Company.

(g)          “Committee” means the Compensation Committee of the Board.

(h)          “Company” means Omega Healthcare Investors, Inc., a Maryland corporation.

(i)           “Director” means as member of the Board.

(j)           “Director’s Cash Fees” mean cash payments payable to the Director by the Company for services as a Director, including Board and committee cash retainers and cash meeting fees.

(k)          “Disability” means any condition that constitutes a “disability” under Treas. Regs. Section 1.409A-3; provided, however, that the determination of whether a Participant is subject to a Disability shall not be made by the Plan, the Company or the Plan Administrator but shall be made (i) by the Social Security Administration, (ii) in accordance with the requirements of the Company’s long-term disability insurance plan (provided that the definition of disability applied complies with the requirements of this definition), (iii) by a qualified physician that is acceptable to the Plan Administrator, or (iv) by any other qualified party that is independent of the Plan, the Company and the Plan Administrator and that is acceptable to the Plan Administrator.

(l)           “Effective Date” means June 30, 2018.

(m)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

(n)          “Investment Fund” means each individual investment fund established by the Plan Administrator for purposes of determining the balance of each Participant’s Accounts.

(o)          “Parent” means any company (other than the Company) in an unbroken chain of corporations ending with the Company if each of the companies other than the Company owns equity possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other companies in such chain.

(p)          “Participant” means any individual who is eligible to participate in the Plan pursuant to Section 2.

(q)          “Performance-Based Bonus” means a Bonus, the entitlement to which is contingent on the satisfaction of pre-established organizational or individual performance criteria (including subjective criteria) relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing within ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Compensation may be performance-based compensation if the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death or Disability, or a Change in Control, provided that payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute a Performance-Based Bonus.

(r)           “Plan” means the Omega Healthcare Investors, Inc. Deferred Cash Compensation Plan, as it may be amended from time to time.

(s)          “Plan Administrator” means the Committee, or to the extent the Committee or the Board has delegated authority with respect to administration of the Plan, such person(s) or entity to whom the Committee or the Board has delegated authority.

(t)           “Plan Sponsor” means individually each entity that has adopted the Plan pursuant to Section 2 and has current or former employees who participate in the Plan.

(u)          “Separation from Service” means a “separation from service” within the meaning of Treas. Regs. Section 1.409A-1.

(v)          “Specified Employee” means a “specified employee” within the meaning of Treas. Regs. Section 1.409A-1.

(w)         “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the unbroken chain owns equity possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other companies in the chain.

(x)           “Valuation Date” means each regular business day of the entity maintaining the investments in which the Individual Funds are invested, if such entity values such Individual Funds on a daily basis, provided, however, that the Plan Administrator may in its sole discretion provide for less frequent Valuation Dates with respect to Individual Funds.

(y)          “Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Treas. Regs. Section 1.409A-3.

IN WITNESS WHEREOF, the Company has adopted the Plan, effective June 30, 2018.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

DEFERRAL AGREEMENT

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

DEFERRED CASH COMPENSATION PLAN

THIS AGREEMENT (this “Agreement”) is made as of June 30, 2018 (the “Effective Date”), by OHI Asset Management, LLC (the “Company”) and ____________________________________ (the “Employee”).

This Agreement includes the Terms and Conditions, which are part of this Agreement.

A.	Effect of Agreement: This Agreement relates to the annual cash bonus for 2018 performance that, to the extent earned, is payable in 2019.

This election will be given effect only to the extent that the compensation to be deferred satisfies the requirements for deferral under Treas. Regs. Section 1.409A-2(a), including Treas. Regs. Section 1.409A-2(a)(8).

If the Employee wishes to revoke or modify this election, the Employee must submit a written election to do so to the Company’s Human Resources Officer by June 30, 2018.

B.	“Plan”: Omega Healthcare Investors, Inc. Deferred Cash Compensation Plan (the “Plan”), to which this Agreement is subject.

D.	“Deferral Amount”: This Agreement relates to the percentage or dollar amount of the Employee’s annual cash bonus for 2018 performance that, to the extent earned, is payable in 2019 (the “2018 Bonus”):

___% or $________ of my 2018 Bonus (the “Deferral Amount”) [if you wish to defer, either fill in the percentage or insert the dollar amount to be deferred. If you fill in a dollar amount and your 2018 Bonus is less than the dollar amount, that lesser amount will be the Deferral Amount].

In lieu of being paid the Deferral Amount on the date that the entire 2018 Bonus would otherwise have been paid, the Employee’s Account in the Plan (the “Account”) will be credited with the Deferral Amount on that date. The Account balance will be adjusted based on the earnings or losses of the Investment Funds that the Employee chooses at a later date from among the Investment Funds that are available under the Plan, or if the Employee fails to select Investment Funds, in one or more Investment Funds determined in the sole discretion of the Plan Administrator to be likely to best preserve principal.

E.	“Deferral Period”: The Employee has elected to defer payment of the Account balance until the dates or events set forth below (the period of time from the deferral until payment being referred to as the “Deferral Period”):

You must complete either paragraph 1 or 2 below, but you may complete other paragraphs as well.

1.	If you complete this paragraph 1, you must complete A or B below:

A.	☐	in one lump sum in the month of ___________, 20___ (specify month and year); or
B.	☐	in annual ratable installments over __ calendar years (specify number of calendar years up to 10) with the first payment being made in the month of ___________, 20___ (specify month and year) and each subsequent payment being made in the month of _________ (specify month) of each calendar year thereafter.

2.	If you complete this paragraph 2, you must check A or B below, but not both:

A.	☐	upon the date that is six (6) months following the Employee’s Separation from Service; or

 i

B.	☐	in the month of _____________ (specify month) of the __________ (specify number, first, second, etc.) calendar year following the calendar year of the Officer’s Separation from Service (but not earlier than six (6) months following the Employee’s Separation from Service.

The Account balance in paragraph 2A or 2B will be paid (check (i) or (ii) but not both):

(i)	☐	in one lump sum; or

(ii)	☐	in annual ratable installments over __ calendar years (specify number of calendar years up to 10), with each payment after the first payment being made in the month of ____________ (specify month) of each calendar year.

3.	☐	the earlier of paragraph 1 or 2 above.

4.	☐	the later of paragraph 1 or 2 above.

5.	☐	If a Change in Control occurs before the date payment is required to be made pursuant to the elections above, payment shall be made in one lump sum upon the Change in Control.

6.	☐	If the Employee becomes subject to a Disability before the date payment is required to be made pursuant to the elections above, payment shall be made in one lump sum upon the Disability.

The Employee may elect to change the timing of payment in paragraph E only under the following conditions:

(i)	the election shall not take effect until twelve (12) months after the date the written election is submitted to the Company;

(ii)	in the case of an election related to a payment date or event other than Disability, the election must defer payment for at least five (5) years from the date payment would otherwise have been made under this Agreement (i.e., date of lump sum or first installment payment); and

(iii)	in the case of a payment at a specified date, the election must be submitted at least twelve (12) months before the date payment (i.e. lump sum or first installment payment) was previously scheduled to be made under this Agreement.

Notwithstanding the foregoing, the Account shall be payable within 90 days following the Officer’s death. In such case, the Account will be paid in accordance with the Participant’s will or pursuant to the laws of succession, unless the Participant has designated on a form provided by the Company for such purpose another person to receive the benefits payable under the Plan following the Participant’s death.

F.	Unfunded Agreement: The Employee acknowledges and agrees that:

(1) all allocations to the Account and the investment of and returns on the Account shall be solely for bookkeeping purposes;

(2) the Plan shall be unfunded for tax purposes;

(3) the Employee has the status of a general unsecured creditor of the Company with respect to the Account;

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(4) the Company’s obligation to pay the Account balance in the Plan constitutes a mere promise by the Company to make payment in the future;

(5) the Company’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and neither the Employee nor other person has any right to any specific assets of the Company; and

(6) the Company may, but is not required to, establish a grantor trust (a form of trust as to which the Company is the legal owner of the assets) to hold assets attributable to the Account, and if such trust is established, all payments provided under the Plan shall be paid from such trust and from the general assets of the Company to the extent the trust assets are insufficient; provided, however, that the Employee shall have no preferred claim on, or any beneficial ownership interest in, the assets of such trust; provided further, that even if such trust is established, because the Company is the legal owner of the assets of the trust, the Employee would nonetheless remain a general unsecured creditor of the Company and all the provisions of clauses (1) through (5) of this Item F would continue to apply.

G.	The Employee’s Representations and Warranties: The Employee represents and warrants to the Company that the Employee is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933; specifically, either:

(1) the Employee is an executive officer of Omega Healthcare Investors, Inc.;

[check only one of box (2) or (3) below to indicate which representation and warranty you are making if you are not an executive officer of Omega Healthcare Investors, Inc.]

☐ (2) the Employee had an individual income in excess of $200,000 in each of the two most recent calendar years or had a joint income with the Employee’s spouse in excess of $300,000 in each of those calendar years and has a reasonable expectation of reaching the same income level in the current year; or

☐ (3) the Employee’s net worth or joint net worth with the Employee’s spouse (excluding the value of the Employee’s primary residence), exceeds $1,000,000.

The Employee agrees to furnish any information requested by the Company to evidence the Employee’s compliance with the foregoing representations and warranties.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the Effective

Date set forth above.
EMPLOYEE	OHI ASSET MANAGEMENT, LLC

By:

[Signature]	Title:

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TERMS AND CONDITIONS TO THE

DEFERRAL AGREEMENT

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

DEFERRED CASH COMPENSATION PLAN

1.            Tax Withholding. All payments will be subject to tax withholding in accordance with law. In general, Social Security taxes are required to be withheld when the Employee’s compensation would be paid if the Employee had not elected to defer it under this Agreement, and income taxes are required to be withheld when the Account is paid to the Employee, subject to Section 409A.

2.            Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Employee may terminate the Deferral Period but only to the extent necessary to meet the emergency (which may include amounts necessary to pay Federal, state, local, or foreign taxes or penalties reasonably anticipated to result from the distribution), and only to the extent that the hardship is not or cannot be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Employee’s assets to the extent such liquidation would not itself cause severe financial hardship, or by cessation of future deferrals.

3.            Restrictions on Transfer. Except for transfer taking effect upon death by bequest, inheritance or beneficiary designation, the Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any of the Account balance until it is paid. Any such disposition not made in accordance with this Agreement shall be deemed null and void.

4.            Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Maryland.

5.            Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

6.            Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed party at the last known address of the party. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

7.            Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

8.            Entire Agreement. This Agreement is subject to the terms and conditions of the Plan, and in the event of a conflict, the Plan shall control. Subject to the terms of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.

9.            Interpretation. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A.”) Therefore, all provisions of this Agreement shall be interpreted consistently with this intent. To that end, all provisions of this Agreement shall be subject to the requirements of Section 409A, and to the extent permissible under Section 409A, any provisions that are inconsistent with such requirements shall be deemed to be excised and inoperable. While the Company intends to maintain and operate the Plan and this Agreement in compliance with Section 409A, no assurances are made to the Employee that the Plan and the Agreement will be maintained and operated in compliance with Section 409A. The Employee will be liable for the Employee’s own taxes, including any taxes resulting from a failure of the Plan or deferral agreements to be maintained or operated in compliance with Section 409A.

10.          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11.          No Right to Continued Retention. Neither the establishment of the Plan nor this Agreement shall be construed as giving the Employee the right to continued service with the Company or an Affiliate.

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12.          Termination of Agreement. The Company reserves the right to accelerate the time of payment under this Agreement pursuant to a termination and liquidation of the award under this Agreement, to the extent permitted under Treas. Regs. Section 1.409A-3, notwithstanding any election made by the Employee or any other provisions of this Agreement.

13.          Definitions. Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Plan. When used in this Agreement, the following terms have the meanings set forth below:

(a)	“Change in Control” means:

(i)	“A change in the ownership of the corporation,”

(ii)	“A change in the effective control of the corporation,” or

(iii)	“A change in the ownership of a substantial portion of the assets of the corporation,”

in each case within the meaning of Treas. Regs. Section 1.409A-3; provided, however, that for purposes of determining a “substantial portion of the assets of the corporation” “eighty-five percent (85%)” shall be used instead of “forty percent (40%).” For purposes of this subsection (a), the “corporation” refers to Omega Healthcare Investors, Inc. Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the corporation before the transaction continue after the transaction to hold, directly or indirectly, shares of capital stock of the corporation (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the corporation (or other surviving company), such transaction shall not constitute a Change in Control.

(b)	“Disability” means any condition that would constitute a “disability” under the Plan.

(c)	“Separation from Service” means a “separation from service” within the meaning of Treas. Regs. Section 1.409A-1.

(d)	“Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Treas. Regs. Section 1.409A-3, meaning specifically, a severe financial hardship to the Employee resulting from (1) an illness or accident of the Employee, the Employee’s spouse, the Employee’s beneficiary under the Plan, or the Employee’s dependent (as defined in such regulations), (2) loss of the Employee’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or (3) or other similarly extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee, including for example, the imminent foreclosure of or eviction from the Employee’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expense of a spouse, the Employee’s beneficiary under the Plan or the Employee’s dependent (as defined above).

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